Exhibit 10.2

AGREEMENT AND RELEASE

THIS AGREEMENT AND RELEASE (the “Agreement”), effective as of January 1, 2007, is entered into between MTC Technologies Inc. on behalf of itself, its officers, directors, shareholders, employees and agents (in their individual and representative capacities), and its parent, affiliated, successor, subsidiaries and other related companies, and each of them jointly and severally (herein singularly and collectively called the “Company”), and Donald Weisert on behalf of himself and his heirs, executors, guardians, administrators, successors and assigns, and each of them jointly and severally (herein singularly and collectively called “Employee”). (Collectively, the Company and Employee are referred to hereafter as the “Parties”)

WHEREAS, Employee has served the Company in various capacities for numerous years, including as Chief Operating Officer and Executive Vice President, and has expressed his desire to retire from employment with the Company;

WHEREAS, the Company desires to retain Employee in order to utilize his significant experience in the business matters of the Company and Employee desires to provide such services to the Company,

NOW, THEREFORE, in consideration of the above and for other good and valuable consideration as described herein, the Parties agree as follows:

1.	Employment.

The Company hereby employs the Employee, and the Employee agrees to serve, as a Consulting Advisor from January 1, 2007 through December 31, 2007. The Parties agree that the position held by the Employee constitutes part-time employee status. The period of January 1, 2007 through December 31, 2007 shall be referred to as the “Term.” During the Term, Employee will render such services to the Company in such manner and upon such terms and conditions as the Company may request of Employee on an on-call basis from time to time. The Employee shall perform such duties consistent with the Employee’s position as may be assigned to him from time to time by the Chief Operating Officer of the Company. Employee will, with reasonable notice, but at no personal cost or expense to Employee, during or after the term of this Agreement, furnish information as may be in his possession and cooperate with the Company, as may reasonably be requested, in connection with any claims or legal actions in which the Company or any of its parent, subsidiaries or affiliates are or may become a party.

2.	Payments and Benefits.

A.	In consideration of Employee agreeing to extend his services as provided herein and for the other covenants made by Employee in this Agreement, including without limitation the covenants made in Section 7, the Company shall compensate Employee as follows:

i.	For the period from January 1, 2007 through April 30, 2007, the Company shall pay Employee at an annual rate of $235,000, subject to all applicable withholdings and pursuant to the Company’s regular payroll schedule; and

ii.	For the period from May 1, 2007 through December 31, 2007, the Company shall pay Employee at an annual rate of $117,500, subject to all applicable withholdings and pursuant to the Company’s regular payroll schedule.

B.	As a part-time employee, Employee acknowledges that he is not entitled to benefits under the Company’s benefit plans, other than his right to participate in the Company’s 401(k) savings plan in which he may participate on the same basis as any other full-time employee of the Company. Employee further agrees that his right to exercise any stock option or other option to acquire Common Stock of the Company pursuant to the Company’s 2002 Equity and Performance Incentive Plan shall expire on December 31, 2007 notwithstanding the terms of any such stock option grant.

C.	Notwithstanding Section 2.B above, Employee shall be entitled to participate in and receive any bonus or other annual incentive amounts paid by the Company with respect to calendar year 2006 on the same basis and in the same amount as he would otherwise have been paid in his capacity as Chief Operating Officer and as a full-time employee, consistent with the payment of such bonuses and annual incentive compensation paid to other senior officers of the Company.

D.	The Company shall pay or reimburse Employee for all reasonable expenses incurred by Employee in connection with the performance of his duties and obligations under this Agreement, subject to presentation of reasonable substantiation and/or vouchers, and otherwise in accordance with such procedures as the Company may from time to time establish for expense reimbursement applicable to similarly situated executives of the Company.

3.	Termination. The Employee’s employment by the Company: (a) shall terminate upon the Employee’s death or disability (as defined below); (b) may be terminated by the Company for cause (as defined below) at any time; and (c) may be terminated by the Employee, without cause at any time upon thirty (30) days’ prior written notice delivered by the Employee to the Company.

(a)	The term “disability” means the determination under the Company’s Long-Term Disability Plan that the Employee is eligible to receive a disability benefit.

(b)	“Cause” means that the Executive shall have:

i.	been convicted of a criminal violation involving, in each case, fraud, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company;

ii.	committed intentional wrongful damage to property of the Company; or

iii.	committed intentional wrongful disclosure of secret processes or confidential information of the Company;

and any such act shall have been demonstrably and materially harmful to the Company.

4.	Good Behavior. Employee agrees to make no criticism or negative statements about Company, its management, its methods of operation, its role as corporate or community citizen, or its treatment of Employee and agrees not to encourage or aid any person or entity in the pursuit of any claim or cause of action against Company, except as otherwise permitted by law.

5.	Release and Covenant Not to Sue. Employee agrees to release and discharge the Company and its officers, directors, shareholders, employees and agents (in their individual and representative capacities), and its parent, affiliated, predecessor, successor, subsidiary and other related companies (collectively “Released Parties”) from any and all claims, known or unknown, for anything which has occurred up to the date this Agreement is signed by the Employee, under any legal theory including claims arising under contract, tort or common law, and all claims asserting wrongful discharge, breach of contract, emotional distress, attorneys fees or punitive damages. This Release includes but is not limited to any claims arising out of the employment relationship as of the date Employee executes this Agreement. Employee further agrees that, to the fullest extent of the law, not to make any attempt to collect any damages whatsoever from the Released Parties for any violation of any federal, state, or local statute, rule, or ordinance, or under any common law theory sounding in tort, contract, or otherwise. This release specifically encompasses, but is not limited to, claims brought under the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Civil Rights Act of 1964 (and the 1991 Amendments thereto), any claim arising under Title 42 of the United States Code, the Immigration Reform Control Act, the Employee Retirement Income Security Act of 1974, the Older Workers’ Benefits Protection Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the National Labor Relations Act, Chapter 4112 of the Ohio Revised Code, and any other federal, state, or local legislation, all as originally enacted and amended. Employee acknowledges that he might, in the future, discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matters of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Employee hereby waives any right, claim, or cause of action that might arise as a result of such different or additional claims or facts. The Parties understand, intend and agree that upon payment of the sums referred to in Paragraph 2 hereof, Employee will have received complete satisfaction of any and all claims, whether known, suspected, or unknown, that he may have or has had against the Company as of the date of this Agreement, including, but not limited to, claims related in any way to the Employee’s employment or the end of that employment by the Company. Employee hereby waives any and all relief not explicitly provided for herein.

6.	Protection of Trade Secrets and Confidentiality. The Company recognizes and Employee acknowledges that Employee possesses certain business and financial information about its operations, information about new or envisioned products or services, product research, product specifications, records, plans, prices, costs, customer lists, concepts and ideas, and that the Company is the owner of proprietary rights in certain systems, methods, processes, procedures, technical and non-technical information, research and other things which constitute valuable trade secrets of the Company. Employee acknowledges that the Company has a legitimate interest in protecting such confidential and proprietary information in order to maintain and enhance a competitive edge within its industry. Accordingly, Employee agrees that he will not use or remove, duplicate or disclose, directly or indirectly, to any persons or entities outside the Company any information, property, that constitute trade secrets, which have not been publicly disclosed. In the event that Employee is requested or required in a judicial, administrative or governmental proceeding to disclose any information that is the subject matter of this Paragraph 6, Employee will provide the Company with prompt written notice of such request and all related proceedings so that the Company may seek an appropriate protective order or remedy or, as soon as practicable, waive Employee’s compliance with the provisions of this Paragraph 6.

7.	Covenant Not to Compete/Nonsolicitation. Employee expressly agrees that, during the Term of this Agreement and for a period of two years after the termination of this Agreement, Employee shall not, directly or indirectly, without the prior written consent of the Company, whether as an individual, partner, joint venturer, employee, agent, salesperson, consultant, officer, independent contractor, or owner of any entity, or in any other capacity, alone or in association with, on behalf of, or for the benefit of, any entity or other person:

a.	make any statements or perform any acts intended to advance the interest of any competitor of the Business of the Company (as defined below) in any manner that injures the Business of the Company;

b.	directly or indirectly own or hold an equity interest in, or be employed by or receive compensation from, any party engaged in the same or similar business as, or enter into or engage in, any business that competes with the Company, the Business of the Company or part of the Business of the Company; provided, however, that this provision does not prohibit the passive ownership of less than 5% equity interest in a publicly traded company;

c.	canvass, solicit, or accept any business that is Business of the Company;

d.	divert, entice or otherwise take away any customers, business, patronage or orders of the Company, or attempt to do so, including directly or indirectly requesting or advising any past, present or future customers (a future customer being defined as an active sales prospect of the Company during the Term) to withdraw, curtail, or cancel their business relation with the Company, or any of its affiliates relating to the Business of the Company;

e.	induce or attempt to induce any employee of the Company or of any of its affiliates, to terminate his or her services with the Company or any of its affiliates, as applicable, or to discuss with any employee of the Company the development or operation of any business intended to compete with the Business of the Company; or

f.	promote or assist, financially or otherwise, any person, firm, association, partnership, corporation or other entity engaged in any business that competes with the Company or part of the Business of the Company.

Employee acknowledges and agrees that the remedy at law available to the Company for breach of any of his obligations under this Section 7 would be inadequate. Employee therefore agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision contained in this Section 7, without the necessity of proof of actual damage. “Business of the Company” shall mean the business of the Company during the Term of this Agreement as described in its Annual Report on Form 10-K as filed with the Securities and Exchange Commission from time to time.

8.	Applicable Law. This Agreement shall be governed by the laws of the State of Ohio, unless federal law preempts those laws and any action brought by any party hereunder may be instituted and maintained only in the appropriate court having jurisdiction over Montgomery County, Ohio.

9.	Nonwaiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement.

10.	Severability. Should any provision of this Agreement, or the application thereof, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement, at the option of the Company shall continue to be valid and enforceable to the fullest extent permitted by law or equity.

11.	Effect on Other Agreements. Except as otherwise provided in this Agreement represents the complete agreement between the Parties and supersedes any prior written or oral agreement, express or implied, between Employee and the Company and/or any other party as to the subject matter herein. However, Employee remains bound by any prior agreement protecting the company’s trade secrets.

12.	Employee Representations.

The Employee:

a.	Has been advised to consult an attorney before signing this Agreement;

b.	Understands the terms of this Agreement;

c.	May take up to 45 days to sign this Agreement;

d.	May revoke acceptance within 7 days of signing this Agreement. To be effective, the revocation must be delivered to the company’s Human Resources Director within the revocation period.

TO EVIDENCE THEIR AGREEMENT, the parties have executed this document as of the date last written below.

MTC Technologies Inc.		(“Employee”)

By:	/s/ David S. Gutridge	/s/ Donald Weisert
Employee

September 25, 2006		September 26, 2006
Date		Date